Exhibit 10.75

December 13, 2005

Timothy P. Enright

645 Martins Pond Road

Groton, MA 01450

On behalf of iBasis, Inc. (iBasis), it is a pleasure to extend to you an offer of employment as Senior Vice President, Retail.  In this position you will be assigned to our Burlington, Massachusetts, office and you will report to Ofer Gneezy, President & Chief Executive Officer.

We anticipate your regular employment to begin on January 2, 2006.  Your starting base salary of $180,000 will be payable on a bi-weekly basis at a rate of $6,923.08.

In addition, you will also be eligible to receive an annual bonus, at plan, of $90,000. This bonus will be based on the achievement of corporate net income for 2006. As with all iBasis executives, any such bonus is subject to corporate performance generally, and remains at the discretion of the Compensation Committee of the Board of Directors.

A recommendation will be made to the Board of Directors to grant you the right to purchase 100,000 shares of iBasis Inc. Incentive Stock Options. The Compensation Committee of the Board of Directors meets at the end of the quarter to approve grants. The option price is based on fair market value. You will receive a copy of the stock plan and your option grant agreement within ninety (90) days of its approval by the Board. These options vest over a four-year period.

In the event that iBasis, Inc. (“Company”) terminates your employment without cause or you terminate your employment for good reason, in either case within six months after the occurrence of an acquisition or change in control, then the Company will continue to pay your base salary and provide health benefits for nine months and your options shall immediately vest and become exercisable, and each option shall remain exercisable until the expiration of the option or until it sooner terminates in accordance with its terms.  The benefits, terms, and terminology used here shall be accorded the meaning contained in, and be interpreted consistent with, employment agreements currently in effect between the Company and its executive officers.

iBasis offers employees a competitive benefits plan.  Information on our benefits and retirement plans are enclosed.  More information on how to enroll will be provided to you on your first day of work.

You acknowledge that you have received informal assurances that your current employer will waive any contractual obligations that would in any way limit your ability to work for iBasis.

iBasis complies with the Immigration Reform and Control Act of 1986, which requires all new employees to provide documentation of their legal right to work in the United States. You will be asked to complete an Employment Eligibility Form (Form I-9) within 3 days of starting employment.

The iBasis Employment Agreement has been enclosed in this package.  This document refers to the nondisclosure of company confidential information and ownership of inventions.  iBasis requires that all employees sign this document.

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that iBasis is an “at-will” employer and does not offer employment on a fixed term basis and either you or the company can terminate it at any time and for any reason.

Please confirm acceptance of this offer by signing this letter where indicated and returning it to me no later than Monday, December 19, 2005.

Tim, all of us here look very forward to having you join us.  Should you have any questions concerning any part of this offer, please do not hesitate to call me at (781) 505-7877.

Sincerely,

Tamah Rosker

Vice President, Human Resources

Accepted:	/s/ Timothy P. Enright

iBASIS EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between iBasis, Inc., a Delaware corporation having its principal place of business at 20 Second Avenue, Burlington, MA 01803 (together with its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling or under common control with it, the “Company”) and its Employee (the “Employee”).

RECITALS

WHEREAS, the Company recognizes that the Employee’s talents and liabilities are unique and valuable, and thus wishes to secure the services of the Employee on the terms and conditions set forth herein; and

WHEREAS, the Company desires to engage the Employee based on the Employee’s particular qualifications, in a capacity in which the Employee may receive, initiate, contribute to or come in contact with Confidential and Proprietary Information (as hereinafter defined), and the Employee desires to be engaged in such a capacity; and

WHEREAS, the Employee specifically acknowledges that this engagement may include inventing, discovering, initiating or contributing to Confidential or Proprietary Information and that the rights to such information are intended to belong solely to the Company;

NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.              Employment.

1.1                                 Employment.  The Company hereby agrees to employ the Employee under the terms set forth in this Agreement and the letter confirming employment sent to Employee by the Company.

1.2                                 Duties.  The Employee shall have such duties as are assigned to the Employee by the Company.  The Employee agrees to use the Employee’s best efforts to promote the success of the Company’s business, and to advance the best interests of the Company.  The Employee shall devote substantially all of the Employee’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of the Employee’s duties for the Company.   During the term of the Employee’s employment with the Company, the Employee will not engage in any other employment or consulting activities for any third party for direct or indirect remuneration without written consent of the Company.

1.3                                 Salary.  During the Employee’s engagement by the Company, the Company will pay the Employee an annual salary, to be paid in accordance with the Company’s payroll practices and policies and subject to applicable withholdings.  “Exempt” positions are exempt from overtime pay, and the Employee’s salary will compensate the Employee for all hours worked.  “Non-exempt” positions will be eligible to earn overtime on any time in excess of forty (40) hours worked in a week.

Section 2.              Term.

There is no specified length of employment.  Accordingly, either the Employee or the Company may terminate the employment relationship at will, with or without cause, at any time.  In conjunction with this policy of “at-will” employment, the Employee may also be disciplined, demoted or have her or his job responsibilities reassigned by the Company for any reason at the Company’s sole discretion.

Section 3.              Inventions and Other Intellectual Property

3.1                                 Definitions.  As used in this Agreement, the term “Company’s Facilities, Material or Personnel” means facilities, material or personnel owned, leased, occupied or controlled by the Company as well as the facilities, materials or personnel of third parties rented, leased or otherwise hired by the Company for the conduct of aspects of the business of the Company, and the term “Inventions and Other Intellectual Property” means inventions, discoveries, concepts, developments, and ideas, whether patentable or not, including but not limited to software and hardware systems and services, devices, processes, methods, formulae, and works of authorship including computer programs, and operations, training and maintenance manuals.

3.2                                 Ownership.  The Employee hereby agrees that all right, title and interest in and to all of the Employee’s Inventions and Other Intellectual Property made during the period of employment with the Company, whether pursuant to this Agreement or otherwise, and whether or not during the hours of the Employee’s engagement or with the use or assistance of Company Facilities, Materials or Personnel, either solely or jointly with others, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws.

3.3                                 Assignment of Rights.  The Employee hereby assigns and agrees to assign to the Company or its designee, all of the Employee’s right to and title and interest in all Inventions and Other Intellectual Property, made or created during the Employee’s period of employment with the Company, and to applications for United States and foreign letters patent and United States and foreign letters patent granted upon such Inventions and to all maskworks, copyrightable materials, trademark materials, and materials related thereto made or created during the Employee’s period of employment with the Company.

3.4                                 Assignment of Copyrights. To the extent that any work is not assigned by provision of Paragraphs 3.2 and 3.3 of this Agreement, all work by the Employee under the Agreement, regardless of where or when the work is performed, is deemed to be a “work made for hire” to which copyright vests with the Company.  To the extent any work performed by the Employee under this Agreement is not a “work made for hire,” the Employee hereby assigns and transfers, and agrees to assign and transfer, the Employee’s copyright in the work to the Company.

3.5                                 Duty to Cooperate.  The Employee agrees for himself and the Employee’s heirs, personal representatives, successors and assigns, upon request of the Company, to at all times during and after employment, perform all acts that are reasonable and deemed necessary or desirable by the Company to secure the full benefits, enjoyment, rights and title to the Inventions or Other Intellectual Property and otherwise to carry into full force and effect the text and the intent of the assignment agreement set out in Paragraphs 3.2, 3.3 and 3.4 preceding, including but not limited to giving testimony in support of the Employee’s inventorship, and to execute and deliver promptly to the Company such papers, instruments and documents without expense to the Employee, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, enforce, maintain, reissue or defend the Company’s or its designee’s worldwide rights in the Inventions and Other Intellectual Property made or created during the Employee’s period of employment with the Company or in any or all United States letters patent and in any and all letters patent in any country foreign to the United States.  This obligation shall survive the term and termination of this Agreement.  Employee shall be compensated by the Company at reasonable rates for time in complying with this provision after his termination from Employment.

3.6                                 No Violation of Third Party Agreements or Policies.  The Employee warrants and represents to the Company that she or he is not subject to any agreement or company or university policy inconsistent with the Agreement regarding Inventions and Other Intellectual Property set forth herein.

3.7                                 Attorney-in-Fact.  In the event that the Company is unable for any reason to secure the Employee’s signature on any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions and Other Intellectual Property rights (including improvements, renewals, extensions, continuations, decisions or continuations-in-part thereof), the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agents and attorneys-in-fact to act on his/her behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights made or created during the Employee’s period of Employment with the Company thereon with the same legal force and effects as if executed by the Employee.

Section 4.              Shop Right.

Notwithstanding any provision of this Agreement creating greater rights, the Company shall have the royalty-free worldwide right to use in its business, and to make, have made, use, sell, offer for sale, or import products, processes and services derived from, any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to systems, devices, software, processes, methods, formulae, and techniques, as well as improvements thereof and know-how related thereto, that are not Inventions as defined herein, but which are made or conceived by the Employee during the Employee’s engagement by the Company or associated companies or with the use or assistance of the Company’s Facilities, Materials or Personnel to the extent permitted by applicable federal and state law.

Section 5.              Confidentiality

5.1                                 Definitions.  As used in this Agreement, the term “Confidential and Proprietary Information” means Company trade secrets, as well as any and all information disclosed to or known by the Employee as a consequence of or through the Employee’s engagement by the Company or associated companies or employees, or which the Employee has assigned or is under an obligation to assign to the Company, about the Company’s plans, products, processes and services, including, without limitation, (a) information of a technical nature, such as information regarding past, present and future research, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, tracings, diagrams, models, samples, data, product information, marketing plans, computer programs (whether in source or object code form or other form and whether contained on program listings, magnetic tape, magnetic disks, CD ROMs or other media), computer program documentation, disks, diskettes, tapes, logic, flow charts, specifications, documentation and ideas relating to the activities of the Company, (b) information of a business nature, such as information regarding past, present and future client development, financial data, prospective and actual customer names, lists, or proposals, patent applications, business information, strategic and development plans, employee lists, business manuals, marketing plans, strategies, procurement specifications, contacts, quotations, and (c) all documents, drawings, reports, client lists, and other physical embodiments of all such information.

5.2                                 Except as specifically directed or consented to by the Company in writing, the Employee will not, directly or indirectly, during or after the term of the Employee’s engagement by the Company, communicate, disclose, or cause to have communicated or disclosed, in any way, any trade secrets of the Company or other Confidential and Proprietary Information.  Nothing contained herein shall prevent Employee from disclosing trade secrets or Confidential and Proprietary Information if so directed by a court of competent jurisdiction or to her or his legal advisors and others with a legitimate reason to know as part of any legal proceedings or dispute concerning such Information.

5.3                                 The restriction of Paragraph 5.2 shall not apply to information that the Employee can establish, by competent proof:  (i) was known, other than under binder of secrecy, to the Employee prior to the Employee’s engagement by the Company; (ii) has passed into the public domain prior to or after its development by or for the Company other than through acts or omissions attributable to the Employee; or (iii) was subsequently obtained other than under binder of secrecy from a third party other than the Company or associated companies.

5.4                                 Upon termination of the Employee’s engagement by the Company, or at any other time upon the request of the Company, the Employee shall forthwith deliver to the Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, relating to the Company’s business and affairs, including all materials that are in the possession of or under the control of the Employee and that incorporate any Confidential and Proprietary Information or any reference thereto.

5.5                                 The Employee acknowledges that the Company’s Confidential and Proprietary Information constitutes unique and valuable assets of the Company, the loss or unauthorized disclosure of which would cause the Company irreparable harm.  Upon the breach or threatened breach by the Employee of any of the provisions of this Section 5, the Company shall be entitled to an injunction, without bond, restraining the Employee from committing such breach.  This right to an injunction shall not be construed to prohibit the Company from pursuing any other remedies available to it at law or in equity for such breach or threatened breach, including the recovery of damages.  In case of any dispute hereunder, the parties will submit to the jurisdiction and venue of any court of competent jurisdiction, including such courts in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

The Employee acknowledges that the Company’s Confidential and Proprietary Information constitutes unique and valuable assets of the Company, the loss or unauthorized disclosure of which would cause the Company irreparable harm.  Upon the breach or threatened breach by the Employee of any of the provisions of this Section 5, the Company shall be entitled to an injunction, without bond, restraining the Employee from committing such breach.  This right to an injunction shall not be construed to prohibit the Company from pursuing any other remedies available to it at law or in equity for such breach or threatened breach, including the recovery of damages.  In case of any dispute hereunder, the parties will submit to the jurisdiction and venue of any court of competent jurisdiction, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Section 6.              Covenant Not to Compete

6.1                                 Definitions.  As used in this Agreement, the term “Competing Organization” means any person or organization engaged in or with specific plans to become engaged in research on, or development, production, marketing or selling of a Competing Product, and the term “Competing Product” means any product, process or service of any person or organization other than the Company, whether or not in existence, that competes or is likely to compete, directly or indirectly, with a product, process or service that is being developed, sold or marketed at the time the Company seeks to enforce this paragraph and upon or with which the Employee has worked for the Company or about which the Employee acquired Confidential and Proprietary Information by virtue of engagement with the Company.

6.2                                 The Employee agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that the Employee undertake not to utilize the Employee’s special knowledge of the technology and the business of the Company and the Employee’s relationships with customers and suppliers to compete with the Company.  Employee further acknowledges that:

i.                                          The Employee occupies a position of trust and confidence with the Company and, during Employee’s engagement under this Agreement, the Employee will become familiar with the Company’s trade secrets and with other Confidential and Proprietary Information;

ii.                                       The agreements and covenants contained in this Section 6 are essential to protect the Company and its associated goodwill; and

iii.                                    The Employee’s engagement with the Company has special, unique and extraordinary value to the Company, and the Company would be irreparably damaged if the Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

6.3                                 During the term of this Agreement and for a period of one year thereafter, the Employee will not render services, directly or indirectly, to any Competing Organization which is engaged in marketing or selling of a Competing Product in the United States, except that the Employee may accept employment with, or render services to, (i) a Competing Organization whose business is diversified, but only to the parts of such business which are not a Competing

Organization, provided that the Company, prior to the Employee’s accepting such employment or rendering such services, shall receive separate written assurance satisfactory to the Company from such Competing Organization and from the Employee that the Employee will not render services directly or indirectly in connection with any Competing Product or (ii) any university or academic institution so long as such employment or engagement does not involve use or disclosure of any Confidential and Proprietary Information or research on or development of any Competing Product.  Nothing contained herein shall preclude Employee from participating, directly or indirectly, as a passive investor in the securities of any publicly-traded corporation. The Employee agrees to disclose to every Competing Organization, by which the Employee may subsequently be employed or engaged, the restrictions upon the Employee’s services herein contained.

6.4                                 During the Employee’s engagement by the Company and for a period of one year after the Employee ceases to be engaged by the Company, the Employee shall not, directly or indirectly, solicit as employees, partners, or in any other personal or representative capacity any present employee of the Company for the purpose of securing business or contracts related to the business in which Company is engaged, or competing with Company.

6.5                                 During Employee’s engagement by the Company and for a period of one year after Employee ceases to be engaged by Company, the Employee shall not, directly or indirectly, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Company, any existing client, account or location of Company at the time of any such solicitation or attempted diversion with which the Employee has had any contact as a result of the Employee’s engagement by Company.

6.6                                 If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant too lengthy or the territory too extensive, the other provisions of this Section 6 shall nevertheless stand, the restricted period shall be deemed to be the longest period permissible by law under the circumstances and the territory shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the restricted period and/or territory to permissible duration or size.

6.7                                 The Employee will not assert any rights under any Inventions and Other Intellectual Property, discoveries, concepts or ideas or improvements thereof or know-how related thereto, as having been made or acquired by the Employee prior to the Employee’s engagement by the Company except as disclosed in writing in Exhibit A to this Agreement.  The Employee represents that the list in Exhibit A is complete.  If there is no such list on Exhibit A, the Employee represents that the Employee has no rights in any such Inventions and Other Intellectual Property, discoveries, concepts or ideas or improvements thereof or know-how related thereto.

Section 7.              General Provisions.

7.1                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

7.2                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.3                                 Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that this Agreement or any section hereof was drafted by such party.

7.4                                 Governing Law.  This Agreement, and all transactions contemplated hereby, shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws provisions thereof.

7.5                                 Severability.  If any term, provision, clause, article, condition or other portion of this Agreement is determined to be invalid, void, or unenforceable by a court of competent jurisdiction, the same will be deemed amended or deleted to the extent necessary to make it enforceable, and it will not affect any other term, provision, clause, article, condition, or other portion hereof, and the remainder of this Agreement will remain in full force and effect.

7.6                                 No Conflict.  The Employee warrants and represents to the Company that the Employee is not now under any obligation of a contractual or other nature to any person, firm, corporation, or university which is inconsistent or in conflict with this Agreement or any provision hereof, or which would prevent, limit or impair in any way the execution of this Agreement or the performance by the Employee’s obligations hereunder, and the Employee will indemnify and hold harmless the Company, its directors, officers and employees against and in respect of all liability, loss, damage, expense, or deficiency resulting from any misrepresentation, or breach of any warranty or agreement made by Employee in connection with Employee’s employment hereunder.

7.7                                 Notices.  All notices or other communications required or permitted by this Agreement to be given or made by one party to the other shall be made or given in writing and delivered either in person, by overnight delivery, by certified mail or registered mail, postage prepaid, return receipt requested or by telex or facsimile to the Company at the address specified below, or to the Employee at the address maintained in the Company’s records, which Employee agrees to keep up to date.  Such notice will be effective upon delivery or transmission in such a manner. Proof of delivery or transmission in such a manner shall constitute proof of receipt.

iBasis, Inc.
ATTN: Ms. Tamah Rosker
20 Second Avenue
Burlington, MA 01803
FAX: (781) 505-7330

7.8                                 Survival of Obligations.  Sections 3, 4, 5, and 6 of this Agreement, including the Employee’s obligations to the Company regarding Confidential and Proprietary Information and the Employee’s covenant not to compete with the Company as set for the herein, shall survive the term and termination of this Agreement.

7.9                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

7.10                           Agreement Read. Understood and Fair.  Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Company.

7.11                           Defense of Applicability of Agreement.  Employee agrees to defend the applicability and validity of this Agreement at all times and in all places.

7.12                           Waiver.  None of the provisions of this Agreement shall be deemed to be waived by any act or acquiescence on the part of the company or its agents.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision.  The failure of the Company to enforce a provision of this Agreement shall not be deemed a waiver of that provision.

7.13                           Proof of Legal Authority.  Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States.  Therefore, the Employee’s employment pursuant to this Agreement is contingent upon the Employee submitting the legally required proof of the Employee’s identity and authorization to work in the United States.  Not later than the Employee’s third day of employment, the Employee will provide the required identification.

7.14                           Except as provided above in Paragraph 5.5 and except for claims arising out of the Workers Compensation Act, either party may require that all disputes or injuries arising out of the employment relationship between the Employee and the Company, including but not limited to claims for breach of contract; wrongful termination; age, sex, race or other unlawful discrimination or harassment; defamation; violation of public policy; and any dispute over the validity of, breach or rescission of this Agreement, shall be settled by an arbitration in accordance with the commercial arbitration rules of the American Arbitration Association before a one (1) person panel. The English language shall be used throughout the arbitral proceeding.  The arbitration shall take place in Boston, Massachusetts, U.S.A.  The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the Parties unless that award provides otherwise.  Any decision or order of the arbitrator shall be binding upon the parties hereto.  Judgment upon any award so rendered may be entered in any court having jurisdiction.  Except as provided above in Paragraph 5.5 above, the Employee and the Company agree that arbitration is the sole and exclusive remedy, and each party waives the right to a jury trial and to seek legal relief in any other forum.  This provision however, shall not prohibit the Employee or the Company from obtaining injunctive relief pending arbitration.

                I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHTS TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION OR TO COMPETE WITH THE COMPANY DURING OR SUBSEQUENT TO MY EMPLOYMENT.

                I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: December 19, 2005.

Signature

/s/ Timothy P. Enright

ACCEPTED AND AGREED:

iBASIS, INC.

By:	/s/ Tamah Rosker

Tamah Rosker
Print

Title:Vice President — Human Resources

Version 4.2.01

EXHIBIT A

                Set forth below are all Inventions and Other Intellectual Property, discoveries, concepts or ideas or improvements thereof or knowhow related thereto made or acquired by the Employee prior to the Employee’s engagement by the Company:

[Employee to complete if applicable]

1.

2.

3.

4.

5.

6.

If no Inventions and Other Intellectual Property, discoveries, concepts or ideas or improvements thereof or know-how related thereto are set forth above, the Employee represents that the Employee has no rights in any such Inventions and Other Intellectual Property, discoveries, concepts or ideas or improvements thereof or know-how related thereto made or acquired by the Employee prior to the Employee’s engagement by the Company.

Employee	Date